UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT

  PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 30, 2002
Date of Report (Date of earliest event reported)

 INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)

North Dakota	0-14851	45-0311232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12 South Main Street, Suite 100, Minot, ND	58701
(Address of principal executive offices)	(Zip Code)

(701) 837-4738
(Registrant’s telephone number, including area code)

ITEM 2.          ACQUISITION OR DISPOSITION OF ASSETS

      During the period from January 3, 2002, to April 30, 2002, Investors Real Estate Trust (“IRET”) purchased 7 real estate properties at a total cost of $80,495,000 plus acquisition costs incurred at the time of closing of $213,900.  Individually, the 7 real estate properties are insignificant as defined by Regulation S-X, but in the aggregate, constitute a “significant amount of assets” as defined in Regulation S-X.  When acquisitions are individually insignificant but significant in the aggregate, Regulation S-X requires the presentation of audited financial statements for assets comprising a substantial majority of the individually insignificant properties.  IRET’s fiscal year 2002 real estate asset purchases first exceeded the minimum level of significance on January 2, 2002, with the purchase of a commercial office building located in Minneapolis, Minnesota and then again on April 30, 2002, with the purchase of a single-tenant industrial building located in New Brighton, Minnesota.  Audited financial statements for assets comprising a substantial majority of the individually insignificant properties acquired during the period from May 1, 2001 to January 2, 2002 were presented in an 8-K filed on January 17, 2002 as amended by Amendment No. 1 filed on March 15, 2002 with the Securities and Exchange Commission.

      The real estate assets acquired by IRET which constitute a “substantial majority” of the real estate assets acquired by IRET during the period of fiscal year 2002 from January 3, 2002 to April 30, 2002 as measured by cost pursuant to Regulation S-X are as follows:

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Mendota Heights Office Complex – Mendota Heights, Minnesota
      On April 30, 2002, we acquired a 51% ownership interest in Mendota Properties, LLC, a Minnesota limited liability company for $26,137,500 with the total joint venture project having an agreed value of $51,250,000.  Our joint venture partner, United Properties Investment, LLC, a Minnesota limited liability company, acquired the remaining 49% ownership interest for an agreed value of $25,112,500.

The project consists of six general office buildings located on approximately 36 acres of land as follows:

Building	Year Built	Rentable Square Footage	Floors
Mendota Office Center I – 1250 Northland Drive, Mendota Heights, MN	1998	59,852	2
Mendota Office Center II – 1270 Northland Drive, Mendota Heights, MN	1999	88,398	3
Mendota Office Center III – 1210 Northland Drive, Mendota Heights, MN	2000	60,776	1
Mendota Office Center IV – 1230 Northland Drive, Mendota Heights, MN	2001	71,244	1
Northland Insurance Company Buildings – 1285 & 1295 Northland Drive, Mendota Heights, MN	Phase I-1988 Phase II-1994	146,808	3
		427,078

       The purchase price was paid with cash in the amount of $9,563,989, with the balance paid by the assumption joint and severally with our joint venture partner of existing debt with an unpaid principal balance of $32,497.080.

       The assumed debt consists of a $23,197,081 loan secured by a first mortgage on the Northland Insurance Buildings and Mendota Office Center I and II.  This loan contains an “A” and “B” piece.  The $18,000,000 original principal balance “A” note has a fixed interest rate of 7.90% and 25 year amortization.  The $6,000,000 original principal balance “B” note has a floating interest rate of LIBOR plus 215 basis points with an option to fix during the loan term.  Mendota Office Center III and IV are currently financed with construction loans in the amount of $9,300,000.  We are in the process of replacing the construction loans with permanent fixed financing.  The refinancing should be complete within the next 60 to 90 days.

          As of May 1, 2002 the properties were 94.88% leased to approximately 25 different tenants with remaining lease terms of one to six years.  No one tenant occupies more than 35% of the total rentable square footage.

 Oakmont Apartments – Sioux Falls, South Dakota
      On April 30, 2002, we acquired the Oakmont Apartments, a four building, 46,089 square foot, 80-unit multi-family residential property located on 5.12 acres that was constructed in phases commencing in 1999 and completed in 2000.  The property is located at 1301-1313 East Northstar Lane, Sioux Falls, South Dakota.  The purchase price for the property was $5,230,000.  The purchase price was paid with cash in the amount of $1,152,312 with the balance paid by the assumption of existing debt with an unpaid balance principal balance of $4,077,688.  This assumed debt is secured by the property, bears interest at a fixed rate of 7% and is payable in monthly installments of $31,473.48 amortized over a remaining term of nine years, with a balloon payment of all remaining principal and interest due on September 1, 2011.  In addition to the purchase price at the time of closing, we incurred acquisition costs of $27,468 for  closing fees, environmental reports and legal fees.

      As of May 1, 2002, the property was 96% occupied.

 Morgan Chemical Plant – New Brighton, Minnesota
      On April 30, 2002 we acquired a 49,620 square foot, single-story industrial office and production facility that was constructed in 1980 with an addition completed in 1994.  The property is located at 2172 Old Highway 8, New Brighton, Minnesota.  The purchase price for the property was $2,425,000.  The purchase price was paid in cash.  We are in the process of placing a loan on the property and anticipate the loan transaction will close during the next 60 to 90 days.  In addition to the purchase price, we incurred acquisition costs of $3,810 for title insurance and closing costs.  As part of the loan, we expect to incur additional costs of approximately $35,000 at the loan closing.  The property is currently 100% leased to a single tenant, Morgan Chemical Products, Inc. on a triple-net basis until January 31, 2011.

 Item 7.          Financial Statements and Exhibits

(a)

Financial Statements of Business Acquired
The required financial statements for the above four properties will be filed by amendment hereto no later than sixty days after the date this report is required to be filed.

(b)	Pro Forma Financial Information The required pro forma financial information will be filed by amendment hereto no later than sixty days after the date this report is to be filed.

 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has, on May 15, 2002, caused this report to be signed on its behalf by the undersigned who is duly authorized to do so.

INVESTORS REAL ESTATE TRUST (Registrant) By: /S/ Thomas A. Wentz, Jr.____ (Signature) Thomas A. Wentz, Jr. Vice President & General Council